Exhibit 23.5

August 5, 2014

CONSENT OF THE FREEDONIA GROUP, INC.

The undersigned hereby consents to the incorporation by reference in this Registration Statement on Form S-3, including any amendment thereto, any related prospectus and any related prospectus supplement (the “Registration Statement”), of information contained in Hi-Crush Partners LP’s Annual Report on Form 10-K for the year ended December 31, 2013 (the “Annual Report”) relating to the use of information contained in our Industry Study #3084 and references to our firm in the form and context in which they appear in the Annual Report. It is specifically understood that appropriate attribution will be provided in any such release.

Very truly yours,

THE FREEDONIA GROUP, INC.

By: /s/ Corinne Gangloff

Corinne Gangloff